The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2018

Citigroup Global Markets Holdings Inc.	February-----, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH0968 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for contingent quarterly coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because you may receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity; and (iii) the securities may be automatically redeemed prior to maturity beginning approximately one year after the issue date. Each of these risks will depend on the performance of the worst performing of the shares of the VanEck Vectors® Gold Miners ETF and the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (each, the “underlying shares”), as described below. You will be subject to risks associated with each of the underlying shares and will be negatively affected by adverse movements in either of the underlying shares regardless of the performance of any other underlying shares. Although you will be exposed to downside risk with respect to the worst performing underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Underlying shares	Initial share price*	Coupon barrier price**	Final barrier price***
	Shares of the VanEck Vectors® Gold Miners ETF	$	$	$
	Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF	$	$	$

The VanEck Vectors® Gold Miners ETF and SPDR® S&P® Oil & Gas Exploration & Production ETF are each an “underlying share issuer.”

* The closing price of the applicable underlying shares on the pricing date

** For each of the underlying shares, 60% of their initial share price

*** For each of the underlying shares, 60% of their initial share price

Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	February , 2018 (expected to be February 2, 2018)
Issue date:	February , 2018 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation dates:	The day of each February, May, August and November (expected to be the 2nd day of each February, May, August and November), beginning in May 2018 and ending on February , 2023 (the “final valuation date,” which is expected to be February 2, 2023), each subject to postponement if such date is not a scheduled trading day for either of the underlying shares or if certain market disruption events occur with respect to either of the underlying shares
Maturity date:	Unless earlier redeemed, February , 2022 (expected to be February 7, 2023)
Contingent coupon payment dates:	For each valuation date, the fifth business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.50% (10.00% per annum) of the stated principal amount of the securities if and only if the closing price of the worst performing underlying shares on the related valuation date is greater than or equal to the applicable coupon barrier price. If the closing price of the worst performing underlying shares on any quarterly valuation date is less than the applicable coupon barrier price, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity for each security you then hold:

▪      If the final share price of the worst performing underlying shares on the final valuation date is greater than or equal to the applicable final barrier price: $1,000 plus the contingent coupon payment due at maturity

▪      If the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price:

$1,000 × the share performance factor of the worst performing underlying shares on the final valuation date

If the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price, you will receive less than 60% of the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$11.25	$988.75
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $920.00 per security, which will be less than the issue price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $11.25 for each security sold in this offering. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to Citigroup Global Markets Holdings Inc. indicated above represent the minimum per security proceeds to Citigroup Global Markets Holdings Inc. for any security, assuming the maximum per security underwriting fee of $11.25. As noted in footnote (2), the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-06 dated April 7, 2017              Underlying Supplement No. 6 dated April 7, 2017

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

KEY TERMS (continued)
Automatic early redemption:	If, on any potential redemption date, the closing price of the worst performing underlying shares is greater than or equal to their initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment
Potential redemption dates:	Each quarterly valuation date beginning in February 2019 and ending in November 2022
Final share price:	For each of the underlying shares on any valuation date, their closing price on that valuation date
Share performance factor:	For each of the underlying shares on any valuation date, their closing price on that valuation date divided by their initial share price
Worst performing underlying shares:	For any valuation date, the underlying shares with the lowest share performance factor determined on that valuation date
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324CRD0 / US17324CRD01
Underwriter:	CGMI, an affiliate of the issuer, acting as principal

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each of the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Relevant price. With respect to shares of the VanEck Vectors® Gold Miners ETF and shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF, the respective initial share price, coupon barrier price and final barrier price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price, the coupon barrier price and the final barrier price with respect to shares of the VanEck Vectors® Gold Miners ETF and shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are each subject to adjustment upon the occurrence of any of the events described in that section.

Postponement of a valuation date. If any valuation date is not a scheduled trading day for either of the underlying shares or if a market disruption event occurs with respect to either of the underlying shares on any valuation date, that valuation date will be subject to postponement as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date.” If any valuation date is postponed, the closing price of each of the underlying shares in respect of that valuation date will be determined based on (i) for either of the underlying shares for which the originally scheduled valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled valuation date, the closing price of such underlying shares on the originally scheduled valuation date and (ii) for any other underlying shares, the closing price of such underlying shares on the valuation date as postponed (or, if earlier, the first scheduled trading day for such underlying shares following the originally scheduled valuation date on which a market disruption event did not occur with respect to such underlying shares).

February 2018	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

Hypothetical Examples

The examples below illustrate how to determine whether a contingent coupon will be paid with respect to a quarterly valuation date and how to calculate the payment at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. You should understand that the term of the securities, and your opportunity to receive the contingent coupon payments on the securities, may be limited to as short as approximately one year if the securities are automatically redeemed prior to the maturity date, which is not reflected in the examples below. Unless earlier redeemed, during the term of the securities, there are twenty valuation dates. For ease of analysis, figures in the table below may have been rounded.

The examples below are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial share prices of either of the underlying shares or the applicable coupon barrier prices or final barrier prices, each of which will be determined on the pricing date:

Underlying shares	Hypothetical initial share price	Hypothetical coupon barrier price	Hypothetical final barrier price
Shares of the VanEck Vectors® Gold Miners ETF	$20.00	$12.00 (60% of the applicable initial share price)	$12.00 (60% of the applicable initial share price)
Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF	$40.00	$24.00 (60% of the applicable hypothetical initial share price)	$24.00 (60% of the applicable hypothetical initial share price)
Contingent coupon rate:		10.00% per annum, paid quarterly

Hypothetical Examples of Contingent Coupon Payments and any Payment upon Automatic Early Redemption with Respect to a Quarterly Valuation Date that is also a Potential Redemption Date

Set forth below are three hypothetical examples of the calculation of the contingent coupon payment with respect to a hypothetical quarterly valuation date that is also a potential redemption date.

	Hypothetical closing price of the shares of the VanEck Vectors® Gold Miners ETF	Hypothetical closing price of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF	Hypothetical contingent coupon payment per security and any payment upon an automatic early redemption
Example 1: Hypothetical valuation date 1	$17.00 (share performance factor = $17.00 / $20.00 = 0.85)	$30.00 (share performance factor = $30.00 / $40.00 = 0.75)	$25.00
Example 2: Hypothetical valuation date 2	$9.00 (share performance factor = $9.00 / $20.00 = 0.45)	$44.00 (share performance factor = $44.00 / $40.00 = 1.10)	$0.00
Example 3: Hypothetical valuation date 3	$22.00 (share performance factor = $22.00 / $20.00 = 1.10)	$52.00 (share performance factor = $52.00 / $40.00 = 1.30)	$1,025.00 ($1,000 stated principal amount per security plus the related contingent coupon payment)

Example 1: On the hypothetical valuation date, the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF have the lowest share performance factor and, therefore, are the worst performing underlying shares. In this scenario, the closing price of the worst performing underlying shares is greater than the applicable coupon barrier price but less than the applicable initial share price. As a result, investors in the securities would receive the contingent coupon payment of $25.00 per security on the related contingent coupon payment date and the securities would not be automatically called.

Example 2: On the hypothetical valuation date, the shares of the VanEck Vectors® Gold Miners ETF have the lowest share performance factor and, therefore, are the worst performing underlying shares. In this scenario, the closing price of the worst performing underlying shares is less than the applicable coupon barrier price and less than the applicable initial share price. As a result, investors would not receive any payment on the related contingent coupon payment date, even though the other underlying shares have appreciated from their applicable initial share price, and the securities would not be automatically called.

Investors in the securities will not receive a contingent coupon payment with respect to a valuation date if, on that valuation date, the closing price of the worst performing underlying shares is less than the applicable coupon barrier price.

Example 3: On the hypothetical valuation date, the hypothetical closing prices of both of the underlying shares are greater than their applicable coupon barrier prices and their applicable initial share prices. In this scenario, the closing price of the worst performing underlying shares is greater than the applicable initial share price and the securities would be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment, or $1,025.00. If the valuation date were not also a potential redemption date, the securities would not be automatically redeemed on the related contingent coupon payment date.

February 2018	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

Hypothetical Examples of the Payment at Maturity on the Securities

The following examples illustrate the hypothetical payment at maturity on the securities as determined based on the applicable final share prices of the underlying shares on the final valuation date, assuming the securities have not been earlier automatically redeemed.

	Hypothetical final share price of the shares of the VanEck Vectors® Gold Miners ETF	Hypothetical final share price of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF	Hypothetical payment at maturity per security
Example 4	$24.00 (share performance factor = $24.00 / $20.00 = 1.20)	$44.00 (share performance factor = $44.00 / $40.00 = 1.10)	$1,025.00
Example 5	$10.00 (share performance factor = $10.00 / $20.00 = 0.50)	$36.00 (share performance factor = $36.00 / $40.00 = 0.90)	$500.00
Example 6	$4.00 (share performance factor = $4.00 / $20.00 = 0.20)	$48.00 (share performance factor = $48.00 / $40.00 = 1.20)	$200.00

Example 4: In this example, the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are the worst performing underlying shares. In this scenario, the final share price of the worst performing underlying shares on the final valuation date is greater than the applicable final barrier price. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment of $25.00 per security, but you would not participate in the appreciation of either of the underlying shares.

Example 5: In this example, the shares of the VanEck Vectors® Gold Miners ETF are the worst performing underlying shares. In this scenario, the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 × share performance factor of the shares of the VanEck Vectors® Gold Miners ETF on the final valuation date

= $1,000 × 0.50

= $500

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity. You would incur a loss based on the performance of the worst performing underlying shares, even though the final share price of the other underlying shares on the final valuation date is greater than the applicable final barrier price. In addition, because the final share price of the worst performing underlying shares on the final valuation date is below the applicable coupon barrier price, you will not receive any quarterly contingent coupon payment.

Example 6: In this example, the shares of the VanEck Vectors® Gold Miners ETF are the worst performing underlying shares and their final share price on the final valuation date is less than the applicable final barrier price. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 × share performance factor of the shares of the VanEck Vectors® Gold Miners ETF on the final valuation date

= $1,000 × 0.200

= $200

In this scenario, because the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price, you would lose a significant portion of your investment in the securities. In addition, because the final share price of the worst performing underlying shares is below the applicable coupon barrier price, you will not receive any quarterly contingent coupon payment. If the closing price of the worst performing underlying shares were less than the applicable coupon barrier price on each valuation date and less than the applicable final barrier price on the final valuation date, you would not have received any quarterly contingent coupon payments and would have received significantly less than the stated principal amount of your securities at maturity.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and

February 2018	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the worst performing underlying shares. If the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price of the worst performing underlying shares has declined from the applicable initial share price, regardless of the performance of the other underlying shares. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any quarter in which the closing price of the worst performing underlying shares is less than the applicable coupon barrier price on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the worst performing underlying shares on the related valuation date is greater than or equal to the applicable coupon barrier price. If the closing price of the worst performing underlying shares is less than the applicable coupon barrier price on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the closing price of the worst performing underlying shares is below the applicable coupon barrier price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	The securities are subject to the risks of both of the underlying shares and will be negatively affected if either of the underlying shares perform poorly, even if the other underlying shares perform well. You are subject to risks associated with each of the underlying shares. If either of the underlying shares perform poorly, you will be negatively affected, even if the other underlying shares perform well. The securities are not linked to a basket composed of the underlying shares, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying shares are the worst performing underlying shares.

▪	You will not benefit in any way from the performance of the better performing underlying shares. The return on the securities depends solely on the performance of the worst performing underlying shares, and you will not benefit in any way from the performance of the better performing underlying shares. The securities may underperform a similar investment in both of the underlying shares or a similar alternative investment linked to a basket composed of the underlying shares, since in either such case the performance of the better performing underlying shares would be blended with the performance of the worst performing underlying shares, resulting in a better return than the return of the worst performing underlying shares.

▪	You will be subject to risks relating to the relationship between the underlying shares. It is preferable from your perspective for the underlying shares to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying shares will not exhibit this relationship. The less correlated the underlying shares, the more likely it is that either one of the underlying shares will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying shares to perform poorly; the performance of the underlying shares that are not the worst performing underlying shares is not relevant to your return on the securities. It is impossible to predict what the relationship between the underlying shares will be over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may receive significantly less than the stated principal amount of your securities at maturity. The volatility of and the correlation between the underlying shares are important factors affecting these risks. Greater expected volatility of and lower expected correlation between the underlying shares as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that the closing price of the worst performing underlying shares will be less than the applicable coupon barrier price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the final share price of the worst performing underlying shares will be less than the applicable final barrier price on the final valuation date, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the worst performing underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you

February 2018	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed beginning approximately one year after the issue date, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying shares.

▪	The securities may be automatically called prior to maturity, limiting your opportunity to receive contingent coupon payments. On any potential redemption date, beginning in February 2019 and ending in November 2022, the securities will be automatically called if the closing price of the worst performing underlying shares on that potential redemption date is greater than or equal to the applicable initial share price. Thus, the term of the securities may be limited to as short as approximately one year. If the securities are called prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the value of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying shares or the stocks included in or held by, as applicable, either of the underlying shares.

▪	The performance of the securities will depend on the closing prices of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid for any given quarter and whether the securities will be automatically redeemed prior to maturity will depend on the closing prices of the underlying shares solely on the applicable quarterly valuation dates, regardless of the closing prices of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the final share price of the worst performing underlying shares on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing prices of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing prices of the underlying shares. You should understand that each of the underlying shares have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amounts owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

February 2018	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the prices and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks included in or held by, as applicable, the underlying shares, the correlation between the underlying shares, dividend yields on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The SPDR® S&P® Oil & Gas Exploration & Production ETF is subject to concentrated risks associated with the oil and gas exploration and production industry. The stocks included in the index underlying the SPDR® S&P® Oil & Gas Exploration & Production ETF and that are generally tracked by the SPDR® S&P® Oil & Gas Exploration & Production ETF are stocks of companies whose primary business is associated with the exploration and production of oil and gas. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

o	employment levels and job growth;

o	worldwide and domestic supplies of, and demand for, oil and gas;

o	the cost of exploring for, developing, producing, refining and marketing oil and gas;

o	consumer confidence;

o	changes in weather patterns and climatic changes;

o	the ability of the members of Organization of Petroleum Exporting Countries and other oil and gas producing nations to agree to and maintain production levels;

o	the price and availability of alternative and competing fuels;

o	domestic and foreign governmental regulations and taxes;

o	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

o	general economic conditions worldwide.

February 2018	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF to decline during the term of the securities.

▪	Risks associated with the gold and silver mining industries will affect the price of the shares of the VanEck Vectors® Gold Miners ETF. The equity securities included in the NYSE Arca Gold Miners Index and that are generally tracked by the VanEck Vectors® Gold Miners ETF are common stocks and American depositary receipts (“ADRs”) of companies primarily engaged in mining for gold and silver. The shares of the VanEck Vectors® Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the VanEck Vectors® Gold Miners ETF invests primarily in common stocks and ADRs of companies that are involved in the gold mining industries, the shares of the VanEck Vectors® Gold Miners ETF are subject to certain risks associated with such companies. Competitive pressures may have a significant effect on the financial condition of such companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

The VanEck Vectors® Gold Miners ETF invests to a lesser extent in common stocks and ADRs of companies involved in the silver mining industry. Silver mining companies are highly dependent on the price of silver. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware.

▪	Changes that affect the underlying shares may affect the value of your securities. The sponsors of the indices underlying the VanEck Vectors® Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF may add, delete or substitute the stocks that constitute those indexes or make other methodological changes that could affect the levels of those indexes. In addition, the investment adviser to the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF may change the manner in which the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF operate or its investment objectives at any time. We are not affiliated with any such index sponsors or investment advisors and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such changes could be made at any time and could adversely affect the performance of the underlying shares and the value of and your return on the securities.

▪	Even if the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on shares of the VanEck Vectors® Gold Miners ETF or shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of the VanEck Vectors® Gold Miners ETF or the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF, as applicable, on the date of declaration of the dividend. Any dividend will reduce the closing price of the shares of the VanEck Vectors® Gold Miners ETF or the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF by the amount of the dividend per share. If the issuer of the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

February 2018	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

▪	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of shares of the VanEck Vectors® Gold Miners ETF or shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of shares of the VanEck Vectors® Gold Miners ETF or shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF would not.

▪	The securities may become linked to shares of an exchange-traded fund other than the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the VanEck Vectors® Gold Miners ETF or the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF. For example, if the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF enters into a merger agreement that provides for holders of the shares of the VanEck Vectors® Gold Miners ETF or the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF to receive shares of another entity, the shares of such other entity will become the applicable underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the shares of the VanEck Vectors® Gold Miners ETF or the shares of SPDR® S&P® Oil & Gas Exploration & Production ETF are delisted, or the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF are otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of shares of the VanEck Vectors® Gold Miners ETF and shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF may not completely track the performance of the indices they seek to track or the net asset values per share of the VanEck Vectors® Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF. The VanEck Vectors® Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF do not fully replicate the indices that they seek to track (each, an “ETF underlying index”) and may hold securities different from those included in their respective ETF underlying indices. In addition, the performance of the VanEck Vectors® Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF reflect additional transaction costs and fees that are not included in the calculation of their respective ETF underlying indices. All of these factors may lead to a lack of correlation between the performance of shares of the VanEck Vectors® Gold Miners ETF and shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF and their respective ETF underlying indices. In addition, corporate actions with respect to the equity securities constituting the VanEck Vectors® Gold Miners ETF’s or the SPDR® S&P® Oil & Gas Exploration & Production ETF’s respective ETF underlying indices or held by the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF (such as mergers and spin-offs) may impact the variance between the performance of shares of the VanEck Vectors® Gold Miners ETF and shares the SPDR® S&P® Oil & Gas Exploration & Production ETF and their respective ETF underlying indices. Finally, because shares of the VanEck Vectors® Gold Miners ETF and shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the VanEck Vectors® Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF may differ from their net asset values per share.

During periods of market volatility, securities underlying the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF and the liquidity of shares of the VanEck Vectors® Gold Miners ETF or shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the VanEck Vectors® Gold Miners ETF or shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell shares of the VanEck Vectors® Gold Miners ETF or shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF. As a result, under these circumstances, the market value of shares of the VanEck Vectors® Gold Miners ETF or shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of shares of the VanEck Vectors® Gold Miners ETF and shares the SPDR® S&P® Oil & Gas Exploration & Production ETF might not correlate with the performance of their respective ETF underlying indices and/or their net asset values per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your return on the securities.

▪	Our offering of the securities is not a recommendation of either of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the underlying share issuers or in instruments related to the underlying shares or the securities held by the underlying share issuers, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates’ may affect the prices of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The prices of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks included in the shares of the VanEck Vectors® Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF and other financial instruments related to the underlying shares or the securities held by the underlying share

February 2018	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

issuers and may adjust such positions during the term of the securities. Our affiliates also trade the stocks included in the shares of the VanEck Vectors® Gold Miners ETF and shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF and other related financial instruments on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the prices of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the companies held by the underlying share issuers, the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF, including extending loans to, making equity investments in or providing advisory services to such companies or the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF. In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such company, they may exercise any remedies against such company that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF that may require a dilution adjustment or the delisting of the VanEck Vectors® Gold Miners ETF or the SPDR® S&P® Oil & Gas Exploration & Production ETF, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

February 2018	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

Information About the VanEck Vectors® Gold Miners ETF

The VanEck Vectors® Gold Miners ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities involved primarily in the mining of gold or silver, as measured by the NYSE Arca Gold Miners Index. However, for purposes of the securities, the performance of the VanEck Vectors® Gold Miners ETF will reflect only its price performance, as any dividends paid on the shares of the VanEck Vectors® Gold Miners ETF will not be factored into a determination of the final share price of the VanEck Vectors® Gold Miners ETF.

The VanEck Vectors® Gold Miners ETF is an investment portfolio of Market Vectors® ETF Trust. Van Eck Associates Corporation is currently the investment adviser to the VanEck Vectors® Gold Miners ETF. Information provided to or filed with the SEC by Market Vectors® ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The VanEck Vectors® Gold Miners ETF trades on the NYSE Arca under the ticker symbol “GDX.”

This pricing supplement relates only to the securities offered hereby and does not relate to the shares of the VanEck Vectors® Gold Miners ETF or other securities of the issuer of the shares of the VanEck Vectors® Gold Miners ETF. We have derived all disclosures contained in this pricing supplement regarding the shares of the VanEck Vectors® Gold Miners ETF and the issuer of the shares of the VanEck Vectors® Gold Miners ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the VanEck Vectors® Gold Miners ETF or the NYSE Arca Gold Miners Index.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The VanEck Vectors® Gold Miners ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the VanEck Vectors® Gold Miners ETF.

Historical Information

The graph below shows the closing prices of the shares of the VanEck Vectors® Gold Miners ETF for each day such price was available from January 2, 2008 to January 25, 2018. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the VanEck Vectors® Gold Miners ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the VanEck Vectors® Gold Miners ETF as an indication of future performance.

Shares of the VanEck Vectors® Gold Miners ETF – Historical Closing Prices January 2, 2008 to January 25, 2018

February 2018	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

* The red line indicates the hypothetical coupon barrier price and hypothetical final barrier price with respect to the VanEck Vectors® Gold Miners ETF of $14.478, assuming the closing price on January 25, 2018 were the applicable initial share price.

Shares of the VanEck Vectors® Gold Miners ETF (CUSIP: 92189F106)	High	Low	Dividends
2008
First Quarter	$56.29	$46.50	$0.00000
Second Quarter	$51.40	$42.38	$0.00000
Third Quarter	$50.84	$27.95	$0.00000
Fourth Quarter	$33.96	$16.38	$0.00000
2009
First Quarter	$38.57	$28.20	$0.00000
Second Quarter	$44.55	$30.95	$0.00000
Third Quarter	$48.00	$35.14	$0.00000
Fourth Quarter	$54.78	$41.87	$0.11100
2010
First Quarter	$50.17	$40.22	$0.00000
Second Quarter	$54.07	$46.36	$0.00000
Third Quarter	$56.66	$47.09	$0.00000
Fourth Quarter	$63.80	$54.28	$0.40100
2011
First Quarter	$60.79	$53.12	$0.00000
Second Quarter	$63.95	$51.80	$0.00000
Third Quarter	$66.69	$53.75	$0.00000
Fourth Quarter	$63.32	$50.07	$0.15000
2012
First Quarter	$57.47	$48.75	$0.00000
Second Quarter	$50.37	$39.34	$0.00000
Third Quarter	$54.81	$40.70	$0.00000
Fourth Quarter	$54.25	$44.85	$0.46200
2013
First Quarter	$47.09	$35.91	$0.00000
Second Quarter	$37.45	$22.22	$0.00000
Third Quarter	$30.43	$22.90	$0.00000
Fourth Quarter	$26.52	$20.39	$0.19100
2014
First Quarter	$27.73	$21.27	$0.00000
Second Quarter	$26.45	$22.04	$0.00000
Third Quarter	$27.46	$21.35	$0.00000
Fourth Quarter	$21.94	$16.59	$0.12100
2015
First Quarter	$22.94	$17.67	$0.00000
Second Quarter	$20.82	$17.76	$0.00000
Third Quarter	$17.85	$13.04	$0.00000
Fourth Quarter	$16.90	$13.08	$0.11600
2016
First Quarter	$20.86	$12.47	$0.00000
Second Quarter	$27.70	$19.53	$0.00000
Third Quarter	$31.32	$25.45	$0.00000
Fourth Quarter	$25.96	$18.99	$0.05500
2017
First Quarter	$25.57	$21.14	$0.00000
Second Quarter	$24.57	$21.10	$0.00000
Third Quarter	$25.49	$21.21	$0.00000
Fourth Quarter	$23.84	$21.42	$0.17600
2018
First Quarter (through January 25, 2018)	$24.60	$23.11	$0.00000

February 2018	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

The closing price of the shares of the VanEck Vectors® Gold Miners ETF on January 25, 2018 was $24.13.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of the VanEck Vectors® Gold Miners ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of the VanEck Vectors® Gold Miners ETF.

Information About the SPDR® S&P® Oil & Gas Exploration & Production ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index®. The S&P® Oil & Gas Exploration & Production Select Industry Index® is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries within the S&P Total Market Index: integrated oil & gas, oil & gas exploration & mining and oil & gas refining & marketing.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SsgA Fund Management Inc. (“SSgA FM”), an investment adviser to the SPDR® S&P® Oil & Gas Exploration & Production ETF, and the SPDR® Series Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information provided to or filed with the SEC by The SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The SPDR® S&P® Oil & Gas Exploration & Production ETF trades on the NYSE Arca under the ticker symbol “XOP.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for important disclosures regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF, including certain risks that are associated with an investment linked to shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF.

Historical Information

The graph below shows the closing prices of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF for each day such prices were available from January 2, 2008 to January 25, 2018. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF for each quarter in that same period. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF as an indication of future performance.

SPDR® S&P® Oil & Gas Exploration & Production ETF – Historical Closing Prices January 2, 2008 to January 25, 2018

* The red line indicates the hypothetical coupon barrier price and hypothetical final barrier price with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF of $23.346, assuming the closing price on January 25, 2018 were the applicable initial share price.

February 2018	PS-13

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

SPDR® S&P® Oil & Gas Exploration & Production ETF (CUSIP: 78464A730)	High	Low	Dividends
2008
First Quarter	$55.83	$44.79	$0.03260
Second Quarter	$71.31	$54.44	$0.02982
Third Quarter	$70.93	$42.68	$0.05366
Fourth Quarter	$43.38	$22.97	$0.06279
2009
First Quarter	$33.48	$23.41	$0.08271
Second Quarter	$38.25	$27.54	$0.05908
Third Quarter	$39.61	$28.51	$0.14857
Fourth Quarter	$43.36	$36.91	$0.07524
2010
First Quarter	$44.07	$39.22	$0.02653
Second Quarter	$45.82	$38.57	$0.05460
Third Quarter	$42.85	$38.05	$0.04274
Fourth Quarter	$52.71	$42.18	$0.07342
2011
First Quarter	$64.50	$52.75	$0.32396
Second Quarter	$64.97	$54.71	$0.03703
Third Quarter	$65.24	$42.80	$0.07258
Fourth Quarter	$57.56	$39.99	$0.15478
2012
First Quarter	$61.34	$52.67	$0.11384
Second Quarter	$57.85	$45.20	$0.10682
Third Quarter	$59.35	$48.73	$0.00000
Fourth Quarter	$57.38	$50.69	$0.11251
2013
First Quarter	$62.10	$55.10	$0.49350
Second Quarter	$62.61	$54.71	$0.00000
Third Quarter	$66.47	$58.62	$0.31718
Fourth Quarter	$72.74	$65.02	$0.08437
2014
First Quarter	$71.83	$64.04	$0.13573
Second Quarter	$83.45	$71.19	$0.16189
Third Quarter	$82.08	$68.83	$0.16658
Fourth Quarter	$66.84	$42.75	$0.20820
2015
First Quarter	$53.94	$42.55	$0.15611
Second Quarter	$55.63	$46.43	$0.18548
Third Quarter	$45.22	$31.71	$0.18289
Fourth Quarter	$40.53	$28.64	$0.14316
2016
First Quarter	$30.96	$23.60	$0.08588
Second Quarter	$37.50	$29.23	$0.07307
Third Quarter	$39.12	$32.75	$0.08075
Fourth Quarter	$43.42	$34.73	$0.07537
2017
First Quarter	$42.21	$35.17	$0.07387
Second Quarter	$37.89	$30.17	$0.07447
Third Quarter	$34.37	$29.09	$0.07122
Fourth Quarter	$37.64	$32.25	$0.06452
2018
First Quarter (through January 25, 2018)	$39.85	$38.22	$0.00000

The closing price of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF on January 25, 2018 was $38.91.

February 2018	PS-14

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

We make no representation as to the amount of dividends, if any, that may be paid on the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

February 2018	PS-15

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $11.25 for each $1,000 security sold in this offering. CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $11.25 for each $1,000 security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing prices of either of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s

February 2018	PS-16

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

February 2018	PS-17

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due February-----, 2023

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2018	PS-18